Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Anika Therapeutics, Inc.

Pondel/Wilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (323) 866-6050
(781) 932-6616

ANIKA THERAPEUTICS ANNOUNCES U.S. ORTHOVISC® LICENSE AND SUPPLY
AGREEMENT WITH ORTHO BIOTECH PRODUCTS, L.P.

WOBURN, MA – December 22, 2003 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced the signing of an exclusive, multi-year U.S. licensing and supply agreement with Ortho Biotech Products, L.P. for Anika’s ORTHOVISC®, a highly purified, high molecular weight form of hyaluronic acid for treating pain in patients suffering from osteoarthritis of the knee.

Under the agreement, Anika will receive an initial payment of $2 million and payments upon receipt of final marketing approval for ORTHOVISC from the U.S. Food and Drug Administration (FDA), and other milestones.  Earlier this month, Anika announced that it had received a letter from the FDA stating that an approval order will be issued for ORTHOVISC subject to a successful inspection of Anika’s manufacturing facility.  In addition, Ortho Biotech will fund post-marketing clinical trials for ORTHOVISC and development of future products based on Anika’s proprietary viscosupplementation technology.  The agreement covers the U.S. and Mexico.  The effectiveness of certain of the license provisions under the agreement may be subject to customary regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act

Anika Chief Executive Officer Charles H. Sherwood, Ph.D., said Anika selected Ortho Biotech as its U.S. marketing partner for ORTHOVISC due to its outstanding reputation for high quality products and customer service.  “Ortho Biotech is known for its strategy aimed at becoming a leader in the markets it chooses to address.  We believe the company is an excellent partner for driving ORTHOVISC sales and penetrating the U.S. market for viscosupplementation.”

Designed to relieve pain and stiffness and improve joint mobility, ORTHOVISC has been marketed outside of the United States since 1996.  It is currently sold in Canada and various European and Middle Eastern nations.  The U.S. market for viscosupplementation products is growing, with more than 10 million Americans suffering from osteoarthritis of the knee.

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About Ortho Biotech Products, L.P. (www.orthobiotech.com)

In 1990, Ortho Biotech Products, L.P. was established in Raritan, N.J., as the first biotechnology subsidiary of Johnson & Johnson.  Since that time, Ortho Biotech and its worldwide affiliates have earned a global reputation for researching, manufacturing and marketing innovative health care products that extend and enhance the quality of patients’ lives. Ortho Biotech, the established market leader in Epoetin alfa therapy for anemia management across multiple indications, focuses its research and marketing efforts in four clinical areas: oncology, nephrology, immunology and critical care/surgery.

About Anika Therapeutics, Inc. (www.anikatherapeutics.com)

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  In addition to ORTHOVISC®, a treatment for osteoarthritis of the knee (not approved for sale in the U.S.), Anika markets HYVISC® in the U.S. for the treatment of equine osteoarthritis through Boehringer Ingelheim Vetmedica, Inc. and manufactures AMVISC® and AMVISC® Plus, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEaseTM, which is marketed by Advanced Medical Optics, Inc., STAARVISCTM-II distributed by STAAR Surgical Company and ShellgelTM for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  The statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors, including:  the results of its research and development efforts and timing of regulatory approvals; approval and commercialization of the Company’s products, and, with respect to Orthovisc, risks relating to the ability of the Company to successfully address the requests of the FDA in the approvable letter and the timing of the Company’s efforts to do so, as well as the timing of any approved order; and that the Company’s  new licensing and supply arrangements will not result in meaningful sales or will be terminated at an earlier date in accordance with its terms or that any of the milestones contained in the Company’s new licensing and supply agreements will be achieved.  There can be no assurances that the Company’s increased unit sales will materially increase product revenue or improve gross margins.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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